Exhibit 99.2

CEO Letter

Dated March 14, 2016

ANNUAL LETTER FROM THE CHAIRMAN of the BOARD

AND CHIEF EXECUTIVE OFFICER

DEAR FELLOW STOCKHOLDERs, Bondholders, and OTHER stakeholders,

On behalf of our management team, the Real Industry Board of Directors and me, thank you for placing your trust in us. 2015 was a breakthrough year for the Company.  We grew our revenues from $40 million to over $1.3 billion (annualized) through our acquisition of the business we now call Real Alloy. In the process we established one of our subsidiaries as a significant and well-managed market leader in the aluminum industry.

We estimate that full-year 2015 Adjusted EBITDA of the Real Alloy business came in at over $81 million.  As a reminder, we acquired the Real Alloy business at the end of February 2015, so our 10-K only includes ten months of Real Alloy operations.

Below, I will provide a window into our Company over the past year and comment on our prospects moving forward.  I’ll discuss what we did and didn’t accomplish, and share thoughts on the macroeconomic environment.  As before, I will conclude with answers to questions most frequently asked by our investors.

Without further ado, let’s begin.

2015 contained an unpleasant surprise: the LME price of aluminum fell 17%, and the Midwest premium fell 63%. The Rotterdam premium crashed as well. It’s difficult to envision a more challenging commodity environment than the one we encountered coming out of the gate post-acquisition.

There has been an uncomfortable historical correlation between Real Alloy’s profitability and directional aluminum prices. In 2015, we broke that correlation, recording one of the best years in company history. How did we do it?

Real Alloy executed a series of strategic and tactical decisions, beginning in 2009 and continuing through 2015. Those decisions included the following:

Post-2009, the management team invested heavily in scrap processing equipment that allowed Real Alloy the flexibility to broaden its scrap purchases and more effectively blend various types of scrap to meet customer specifications. Not only was this beneficial for Real Alloy, but it also provided our scrap partners with a greater range of opportunities to collaborate with us. The increased flexibility led to increased margins and operating efficiencies for Real Alloy. The payoff in 2015 was notable.

Our Six Sigma-dominated transition process made material improvements to our cost structure.

Of course auto builds and energy prices were in our favor during the year, and continue to be so.

Finally, the risk-thesis we invested into held up beautifully. As we have mentioned before, half of our volume is toll processing, which carries little to no commodity price risk.  In addition, our ability to hedge roughly 1/3 of the remaining buy/sell (financial) risks proved important in 2015.

WHAT WE DO EVERY DAY

Our Company is not well understood in the financial markets. We want to fix that. Let’s start here in this letter.

As many of our investors know, the parent company Real Industry, Inc. is in the early stages of building a portfolio of well-managed and profitable companies capable of burning off our approximate $870 million federal NOL as efficiently as we can. The NOL is a powerful tool, and we want to maximize its value. However, our primary objectives are to allocate capital very efficiently and grow both organically as well as through accretive acquisitions. As we execute on these objectives, we will realize the value of our NOL.

Our current valuation does not seem to properly value this crown jewel asset. Eventually, we expect it will.

Our first major acquisition, Real Alloy, was purchased for $525 million from Aleris in February 2015. Real Alloy is the largest independent recycler of aluminum in North America and Europe, with 24 manufacturing plants in the United States, Mexico, Canada, Germany, Norway and England.  At this stage, Real Alloy is responsible for nearly all of our revenues.

Many of you are focused on learning this business as quickly as you can.  It isn’t easy because there are few large competitors and few public recycling companies to compare. We truly want our investors and the marketplace to understand what we do and how we do it. So, I’ll commit a few paragraphs to this topic and then discuss Real Alloy further in sections below.

Real Alloy sits uniquely in the middle of the aluminum supply chain with a clear view of all players from the scrap dealers to the large aluminum manufacturing firms to their largest downstream customers, namely the auto, aerospace, food and beverage can companies, foundries and others. We consider all of them our partners driving an increase in the use of recycled aluminum. Our position is “unique” because these various aluminum consumers are our customers, and most of them are also our suppliers. Owning this special niche, we enjoy an inside view of the entire global aluminum supply chain. I don’t know of another company with such a privileged leadership position.

We have two distinctly different customer bases. The first is the large aluminum mills such as Alcoa, Constellium, Novelis, Aleris, Kaiser, Norsk Hydro, etc. These companies ship their aluminum scrap to us. We melt it, sometimes add alloying metals to meet their customer specifications, and then ship molten and solid aluminum directly back to their furnaces (typically from a location close by).  We have become a dedicated melt shop for many of these mills. This arrangement is referred to as “toll processing.” In a tolling arrangement, our customer owns the metal. The customer often provides transportation logistics. We own no inventory and typically pass through most of our energy costs. Real Alloy earns a contracted amount of money per ton (or pound) delivered.

We like this business for risk management-related reasons. We don’t accept commodity price risk. We are one of the lowest cost inputs into our customers’ aluminum manufacturing process. The scale, complexity and the close location of our facilities to our customers make these customer relationships sticky. We have maintained roughly 95% of our customers over the years.

Our second important customer base is the auto companies, meaning well-known firms such as Chrysler, GM, Honda, Daimler, BMW, Volkswagen, and some of the automaker’s tier-one and tier-two suppliers.  A large percentage of our business with these companies is direct, although smaller amounts flow through their key suppliers. We are located close to the auto plants. This is critically important when delivering molten aluminum just-in-time to their furnaces. To illustrate how critical: we deliver molten aluminum to some of our large customers every 30-40 minutes, 24/7, almost every day of the year.

Please note: we toll process for the auto companies just as described above for the aluminum mills.

Roughly half of our global volume of ~1.2 million metric tons of aluminum is delivered via toll processing. This risk-mitigating model is one of the reasons we outperformed nearly every public aluminum company in 2015.

What composes the other half of our delivered volume? Well, our customers consistently desire more of our product than their internal scrap supply can fund. So, we purchase aluminum scrap on the open market and supply more of the same molten and solid aluminum. We call this our buy/sell business.

We generally earn a higher return on the buy/sell, but we assume more risk.  We take inventory risk, commodity price risk, and energy risk on this component of our volume.  To mitigate these risks we don’t hold inventory very long, turning it roughly once a month. And, we actively hedge energy and aluminum price risk. In Real Alloy, we have one of the finest risk management teams I have worked with.  I play an active role on this team.  De-risking each of our businesses is one of my primary philosophical objectives.

HOW TO MONITOR KEY REAL ALLOY RISKS

Here is a layman’s primer on the macroeconomic events that affect our performance.

Unlike most commodities, aluminum consumption is growing at a healthy pace, both in the U.S. and globally. Consumption is expected to grow at a 6% rate this year on a global basis and 4% in the United States. In both cases consumption is growing considerably faster than GDP.

Because of smelter retirement in recent years and additional shutdowns planned (potentially 3 million tons of old smelting capacity in China); the demand/supply of aluminum is gradually coming into balance. Some predict a deficit in the second half of 2016.

The topic of China tends to dominate any conversation about commodity driven markets. The Chinese produce and consume about half the global supply of aluminum. If they indeed reduce capacity this year, the price declines of the past two years will likely come to an end. This would be good for our customers and for our business. In a rising price environment, scrap spreads tend to widen.

Analyzing our risks requires keeping an eye on the auto industry. The mega-trend of aluminum replacing steel in autos is certainly real.  It is a key reason we made our investment. Since roughly 2/3 of Real Alloy volumes flow directly or indirectly into the auto industry, we monitor auto builds in the U.S. and Europe closely.

Auto is a huge consumer of aluminum. The other three largest segments are food and beverage cans, growing globally at 1-3%; aerospace, growing at 8-9%; and construction, growing at 4-6%.  We also follow these growth rates closely. Please note: we sell indirectly into these non-auto segments by feeding the major aluminum mills, which do sell directly into them.

Bottom line, we invested into a growing market and play a leadership role in our segment.

The other metric important to understanding our business (though admittedly not easy) is “scrap spreads.” These spreads dictate the profit margin on our buy/sell volume.  Scrap spreads remained reasonably stable in 2015 as scrap fell in proportion to the declining price of aluminum and regional premiums. Our ability to use a wide variety of scrap inputs enabled us to use the most cost-effective scrap blends, helping us overcome any narrowing of the spreads throughout the year.

We follow our spreads daily. Our scrap-purchasing database is proprietary.

THE AUTOMOTIVE MEGA-TREND

Here are a few miscellaneous stats and interesting facts about the auto mega-trend.

Aluminum makers are adding capacity for auto sheet in anticipation of growing demand. Public reports indicate that Alcoa has spent $575 million in Davenport, Iowa, and Knoxville, Tennessee. Novelis has invested $500 million since 2011 into tripling their global capacity by the end of this year. Aleris, Constellium, Norsk Hydro, and others have made similarly large investments. This bodes well for Real Alloy because these companies are our customers.

Today the Real Alloy auto business is mostly aluminum engines, power trains, and other cast aluminum parts.  The exterior sheet phenomenon here in the U.S. is in its infancy. The all-aluminum Ford F-150 is already a success in design effectiveness, safety and commercial acceptance. The competitors are lining up to follow.  I predict almost all of the remaining car companies will follow (including GM’s Chevrolet Suburban and GMC’s truck models).

According to Bloomberg Intelligence, more than 500,000 metric tons of capacity for body-in-white aluminum sheet is scheduled to come on line by the end of 2018. Aluminum content in cars will rise 39% by 2025 to 547 pounds per vehicle. Why? Aluminum alloys are stronger and about 1/3 the weight of steel, which allows automakers to produce lighter vehicles. This, in turn, allows them to meet increasingly stringent CAFE and CO2 emission standards. High-strength steel and carbon fiber are distant (and currently unrealistic) alternatives.

All of this means that demand for aluminum-alloy sheet by automakers in the U.S. should almost triple to 1.78 million tons by the end of 2025. As this trend unfolds, our customers will ship us more scrap and order more molten and solid aluminum to feed their manufacturing supply chains.

That is the future… How did we do in 2015?

ACCOMPLISHMENTS IN 2015

-	We successfully closed the $525 million acquisition of Real Alloy, the sale of our only operating company (NABCO), and the four financings, which made the Real Alloy closing possible.

-	We established an innovative Six Sigma-driven transition plan to carve Real Alloy from Aleris and transition it smoothly. We can report that we met our planned 2015 budget for this massive exercise.

-

Real Alloy achieved fiscal 2015 Adjusted EBITDA in excess of $81 million (management estimate), one of the best performances in company history. This was accomplished in a market that was considerably tougher than anyone anticipated.

-

At closing, we initiated a “CEO Challenge” to reduce Real Alloy’s costs by 1% of COGS in 2015 ($13.4 million target). The actual 2015 result was $15 million.  This was a critical ingredient to the company’s fine results this year.  Please note: the 2016 “CEO Challenge” bar has been raised to $17 million.

-	Real Alloy achieved free cash flow of $41.1 million (adjusted for normalized working capital) in 2015, surpassing our goal of $33 million.

-

Real Alloy exceeded all liquidity goals, reducing the combined ABL and factoring draws on the acquisition closing date by more than $50 million and ended the year with more than $80 million in liquidity.

-	Real Alloy began with Debt/EBITDA at 4.5x. We set a goal to reduce this ratio below 4.0 within 18 months. We met the goal within 10 months.

-

Real Alloy’s secured High Yield Bond began the year with a price of $90 and finished the year at $102, making it perhaps the best-performing secured industrial bond in the North American marketplace for the full year 2015.

-

Our subsidiary Cosmedicine was re-invented, re-branded, re-packaged, and settled a trademark dispute (receiving $897,500). It is expected to launch on the leading television distribution network in the next few months.

-	Real Industry up-listed to the NASDAQ and joined the Russell 2000.

DISAPPOINTMENTS IN 2015

-	A public company’s focus should be on return to shareholders and bondholders. Our bondholder return was industry leading. We can be proud about that.

However, our performance in the stock market was less impressive. On the first day of 2015, our share price was $7.15 per share. The closing price at December 31 was $8.03, a 12% gain.  This was sincerely disappointing to our board and management team. As I have said many times, we don’t manage to quarterly performance. However, we do understand that our institutional investors mark their portfolios to market. And retail investors care a great deal.  We get it, and this adds to our disappointment.

-

After recording three excellent quarters of financial performance post-close, our stock price fell in the fourth quarter from $10.50 to $8.03, as the commodities markets declined broadly. Our price remains at around $7.15 today. It doesn’t matter that the market for commodities and metals was difficult.  We accept no excuses. This was disappointing.

-	Comparative 2015 full-year stock market returns:

RELY  +12%

Index Returns:

Dow  –2.23%

S&P 500  –0.7%

Nasdaq +6.4%

Russell 2000  –4.69%

Aluminum Companies:

Alcoa –38%

Constellium –53%

Century –81%

Kaiser +17%

AMAG  +16.4%

-

At the parent company, we failed on three acquisition bids subsequent to the Real Alloy transaction (we looked at many more than three). On two of these, we were outbid. Real Industry backed away from the third transaction (under LOI) in Q4 when we were disappointed during the diligence process.

FREQUENTLY ASKED QUESTIONS:

At Real Alloy

-	Question: If the aluminum-to-auto mega-trend is so powerful, why haven’t the company’s volumes grown in recent years?

Answer: Body-in-white in the U.S. has just begun. Our base business in auto today feeds structural parts inside the car or truck; examples include aluminum engine and power train components.  The body-in-white trend is exposed sheet. As the mills expand to meet this need, this creates new large customers for us, and large amounts of aluminum scrap will come our way for recycling. This trend will be a medium- to long-term feeder of our volumes. We are competitively positioned to benefit.

-	Question: In 2015 the Company exceeded free cash flow expectations. This was in part due to the massive Six Sigma exercise that took place in the Company. Was this a one-time benefit?

Answer: No, continuous improvement is, and will be, a way of life for Real Industry and its businesses. The CEO Challenge for Real Alloy was a $13+ million objective in 2015.  In 2016, we have raised the challenge to $17 million.

There is direct HR alignment to the CEO Challenge: we compensate our managers with salary and incentive compensation.  The incentive pool is 80% determined by Adjusted EBITDA.  The remaining 20% is primarily determined by meeting the CEO Challenge objective. Throughout Real Alloy, and the parent, nearly every manager touches the Six Sigma tsunami inside our company.

-	Question: How does 2016 look?

Answer: 2016 will depend on a variety of factors, including U.S. and European GDP, the strength of the dollar, auto-builds, and scrap spreads.  Looking at the global economy, I see a significant chance of recession in the next twelve months (greater than 70%). China, Brazil, and Russia lead a larger pack of regions staring at poor economic dynamics. In the United States, it is brighter.  My guess: a 25-35% chance of recession in the next twelve months depending in part on how tough things get elsewhere. We stand alone with a skilled and available labor force, low interest rates, self-sufficiency in energy and most natural resources, and a solid (though aging) transportation infrastructure. We are experiencing productivity improvements in nearly every sector.

The U.S. can’t avoid the ravages of negative global growth rates, but we will be in a position to take advantage of the opportunities created.

With the historic strength in the dollar (not likely to subside in a global recessionary environment), the aluminum industry in the U.S. and Germany continues to face imports of cheap primary unfinished aluminum.  The Chinese get most of the blame, though these types of imports hurt smelters and mills much more than us. The Italian ingot manufacturers have been a greater problem lately (due to the weak Euro).

On the plus side, auto builds remain remarkably resilient as the consumer continues to replace older vehicles with fuel-efficient, and Wi-Fi-enabled vehicles. An electric car storm may well be next on the horizon, another potential game changer. All of this bodes well for Real Alloy.

As we sit here today, the market outlook is neutral to somewhat positive. Aluminum consumption should grow 4-6% per annum the next few years. Scrap prices have firmed. Smelting capacity coming off stream in 2016 could potentially jolt prices upward in the later stages of the year. In sum, short of a significant economic setback that includes materially lower auto builds, I expect Real Alloy to perform well.  We are positioned for additional solid growth if the world outperforms.

-	Question: Having owned the Real Alloy for one year, what is the biggest surprise?

Answer: The management team and employee force.  I knew they were good.  They exceeded my expectations in professionalism, flexibility, acceptance of a Six Sigma blanket, operational excellence and knowledge of their customers.

THE PARENT REAL INDUSTRY

-	Question: With the RELY stock price below $8.00 and the high-yield debt market in turmoil, does the Company have access to capital for its next acquisition?

Answer: A resounding yes. During the months of December, January and February, our CFO Kyle Ross accompanied me on a tour of institutional debt and equity providers. My definition of debt in this regard includes ABL, bank term loans, and mezzanine. Equity includes common and preferred stock instruments. The purpose of our tour was to build existing and new relationships and determine our access to a flexible set of financing tools.

The results were positive. In fact, the results were very positive. We concluded the market will support our next purchase. The reason? We have kept our promises. As previously highlighted, our secured bond outperformed virtually every industrial bond in 2015. Our cash flow and liquidity exceeded expectations, and we reduced debt.  The people we visited recognize the significance of these accomplishments during a challenging year in which we took on a complex carve-out acquisition.

-	Question: Given the roiled debt markets, is the acquisition marketplace more or less friendly than six months ago?

Answer: Worse for sellers, and better for buyers with access to capital. The price of debt is higher, but multiples are lower.  The net is favorable.  Please note:  markets change fast. Even in the past couple of weeks the high yield market has once again shown some life.

SUMMARY

We like our position. We aren’t rushing to grow. Our priority is to make accretive acquisitions vs. fast acquisitions. There are fascinating acquisition opportunities available at the parent, and potential bolt-on opportunities at the subsidiary. We are exploring both.

Thank you for your support. We are determined to reward those that have invested their capital in our stock and bonds.

Craig T. Bouchard

Chairman and Chief Executive Officer